CALCULATION OF REGISTRATION FEE

Title	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$16,766,880.00	$2,159.57

Term Sheet ARN-21 (To the Prospectus dated March 23, 2012, the Prospectus Supplement dated March 23, 2012, and the Product Supplement STOCK ARN-1 dated June 30, 2014)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03
1,676,688 Units $10 principal amount per unit CUSIP No. 22545F334	Pricing Date Settlement Date Maturity Date	July 15, 2014 July 18, 2014 July 31, 2015

Accelerated Return Notes® Linked to the
Common Stock of General Motors Company

▪     Maturity of approximately 12 months

▪     3-to-1 upside exposure to increases in the Underlying Stock, subject to a capped return of 23.97%

▪     1-to-1 downside exposure to decreases in the Underlying Stock, with 100% of your investment at risk

▪     All payments occur at maturity and are subject to the credit risk of Credit Suisse AG

▪     No periodic interest payments

▪     Limited secondary market liquidity, with no exchange listing

▪     The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement STOCK ARN-1.

The initial estimated value of the notes as of the pricing date is $9.79 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-9 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________

	Per Unit	Total
Public offering price	$10.000	$16,766,880.00
Underwriting discount	$ 0.175	$ 293,420.40
Proceeds, before expenses, to Credit Suisse	$ 9.825	$16,473,459.60

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
July 15, 2014

Accelerated Return Notes®
Linked to the Common Stock of General Motors Company, due July 31, 2015

Summary

The Accelerated Return Notes® Linked to the Common Stock of General Motors Company, due July 31, 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the common stock of General Motors Company (the “Underlying Stock”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on our credit risk and the performance of the Underlying Stock. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements. Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”). This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and MLPF&S or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This estimated value was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing. You will not have any interest in, or rights to, the theoretical components we used to determine the estimated value of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-9.

Terms of the Notes		Redemption Amount Determination
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London Branch.	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 12 months
Market Measure:	Common stock of General Motors Company (the “Underlying Company”) (NYSE symbol: “GM”).
Starting Value:	37.60 (the Volume Weighted Average Price on the pricing date)
Volume Weighted Average Price:
The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.

Ending Value:
The Closing Market Price of the Underlying Stock on the calculation day, multiplied by its Price Multiplier on that day. The calculation day is subject to postponement in the event of Market Disruption Events, as described on page PS-20 of product supplement STOCK ARN-1.

Participation Rate:	300%
Capped Value:	$12.397 per unit, which represents a return of 23.97% over the principal amount.
Calculation Day:	July 24, 2015
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page PS-21 of product supplement STOCK ARN-1.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-9.
Joint Calculation Agents:	Credit Suisse International and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), acting jointly.

Accelerated Return Notes®	TS-2

Accelerated Return Notes®
Linked to the Common Stock of General Motors Company, due July 31, 2015

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STOCK ARN-1 dated June 30, 2014:
http://www.sec.gov/Archives/edgar/data/1053092/000095010314004502/dp47494_424b2-arn1.htm

▪	Prospectus supplement and prospectus dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪      You anticipate that the price of the Underlying Stock will increase moderately from the Starting Value to the Ending Value.

▪      You are willing to risk a loss of principal and return if the Underlying Stock decreases from the Starting Value to the Ending Value.

▪      You accept that the return on the notes, if any, will be capped.

▪      You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪      You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.

▪      You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪      You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪      You believe that the price of the Underlying Stock will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪      You seek principal protection or preservation of capital.

▪      You seek an uncapped return on your investment.

▪      You seek interest payments or other current income on your investment.

▪      You want to receive dividends or other distributions paid on the Underlying Stock.

▪      You seek an investment for which there will be a liquid secondary market.

▪      You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes®
Linked to the Common Stock of General Motors Company, due July 31, 2015

Hypothetical Payout Profile

Accelerated Return Notes®
This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $12.397. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Stock, excluding dividends.

This graph has been prepared for purposes of illustration only.
See below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, and term of your investment.

The following table is based on a Starting Value of 100, the Participation Rate of 300% and the Capped Value of $12.397 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
0.00		-100.00%	$0.00		-100.00%
50.00		-50.00%	$5.00		-50.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
94.00		-6.00%	$9.40		-6.00%
97.00		-3.00%	$9.70		-3.00%
100.00	(1)	0.00%	$10.00		0.00%
102.00		2.00%	$10.60		6.00%
104.00		4.00%	$11.20		12.00%
105.00		5.00%	$11.50		15.00%
110.00		10.00%	$12.397	(2)	23.97%
120.00		20.00%	$12.397		23.97%
130.00		30.00%	$12.397		23.97%
140.00		40.00%	$12.397		23.97%
150.00		50.00%	$12.397		23.97%
160.00		60.00%	$12.397		23.97%

(1)
The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 37.60, which was the Volume Weighted Average Price of the Market Measure on the pricing date.

(2)	The Redemption Amount per unit cannot exceed the Capped Value.

For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below. The Ending Value will not include any income generated by dividends paid on the Underlying Stock, which you would otherwise be entitled to receive if you invested in the Underlying Stock directly. In addition, all payments on the notes are subject to issuer credit risk.

Accelerated Return Notes®	TS-4

Accelerated Return Notes®
Linked to the Common Stock of General Motors Company, due July 31, 2015

Redemption Amount Calculation Examples

Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	80.00

Example 2
The Ending Value is 104.00, or 104.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	104.00

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	130.00

Accelerated Return Notes®	TS-5

Accelerated Return Notes®
Linked to the Common Stock of General Motors Company, due July 31, 2015

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement STOCK ARN-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Underlying Stock.

▪
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

▪
Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-9. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we had used our secondary market credit rates in valuing the notes.

▪
The public offering price you pay for the notes exceeds the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as further described in “Structuring the Notes” on page TS-9.

▪
Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in “Structuring the Notes” on page TS-9. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the price of the Underlying Stock, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission. MLPF&S has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of the Underlying Stock) and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪
The Underlying Company will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

Accelerated Return Notes®	TS-6

Accelerated Return Notes®
Linked to the Common Stock of General Motors Company, due July 31, 2015

▪
While we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Company, we, MLPF&S and our respective affiliates do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪
The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of ARNs—Anti-Dilution Adjustments” beginning on page PS-21 of product supplement STOCK ARN-1.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Tax Considerations” below and “Material U.S. Federal Income Tax Consequences” beginning on page PS-33 of product supplement STOCK ARN-1.

Additional Risk Factors

General Motors Company has limited historical information and is the successor to a company that went into bankruptcy. General Motors Company is the successor company to the General Motors Corporation, which filed for bankruptcy protection in 2009 and emerged from bankruptcy later the same year. An initial public offering of the stock of General Motors Company was completed the following year and trading commenced on the New York Stock Exchange on November 18, 2010. Because the Underlying Stock has a limited trading history, your investment in the notes may involve a greater risk than investing in securities linked to a stock with a more established record of performance. In addition, neither we, nor MLPF&S, nor our respective affiliates can provide any assurances that the market conditions that caused the General Motors Corporation to file for bankruptcy protection will not cause a similarly dramatic decline in or elimination of the value of the Underlying Stock, which could materially and adversely affect the value of the notes.

Accelerated Return Notes®	TS-7

Accelerated Return Notes®
Linked to the Common Stock of General Motors Company, due July 31, 2015

The Underlying Stock

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. General Motors Company manufactures and markets new cars and trucks. The company offers features for special needs drivers, OnStar vehicle protection, service, parts, accessories, maintenance, XM satellite radio, features for commercial owners, and more. The company offers its vehicles and services worldwide.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 1467858.

This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, MLPF&S, or any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents or that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange under the symbol “GM.”

Historical Data

The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying Stock on its primary exchange from the November 18, 2010 through the pricing date. Trading in shares of the Underlying Stock commenced on November 18, 2010. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
		High ($)	Low ($)
	Fourth Quarter (beginning November 18,2010)	36.86	33.25

2011	First Quarter	38.98	30.74
	Second Quarter	33.04	28.56
	Third Quarter	31.80	20.18
	Fourth Quarter	26.45	19.05

2012	First Quarter	27.34	21.05
	Second Quarter	26.76	19.66
	Third Quarter	24.80	18.80
	Fourth Quarter	28.83	23.09

2013	First Quarter	30.60	26.33
	Second Quarter	35.03	27.52
	Third Quarter	37.58	33.69
	Fourth Quarter	41.53	34.16

2014	First Quarter	40.95	34.09
	Second Quarter	37.09	31.93
	Third Quarter (through the pricing date)	37.97	37.44

This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Stock during any period set forth above is not an indication that the price per share of the Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.

Accelerated Return Notes®	TS-8

Accelerated Return Notes®
Linked to the Common Stock of General Motors Company, due July 31, 2015

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S has advised us as follows: They or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has informed us that at MLPF&S’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stock and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

MLPF&S has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stock. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Stock. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Supplemental Use of Proceeds and Hedging” on page PS-17 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-9

Accelerated Return Notes®
Linked to the Common Stock of General Motors Company, due July 31, 2015

Material U.S. Federal Income Tax Considerations

The following discussion is a brief summary of material U.S. federal income tax consequences relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page PS-33 of product supplement STOCK ARN-1, which you should carefully review prior to investing in the notes.

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of the notes or securities with terms that are substantially the same as those of the notes. Thus, the characterization of the notes is not certain. In the absence of an administrative or judicial ruling to the contrary and pursuant to the terms of the notes, you agree with us to treat the notes, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlying Stock. The balance of this discussion assumes that the notes will be treated as prepaid financial contracts. You should be aware that such characterization of the notes is not certain, nor is it binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described below or in the accompanying product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

If the notes are treated as prepaid financial contracts, (and subject to the to the “Passive Foreign Investment Company and Constructive Ownership Transaction Rules” discussed in the accompanying product supplement if the notes reference an underlying equity interest in a “pass-thru entity” within the meaning of Code section 1260) a U.S. Holder (as defined in the accompanying product supplement) should generally recognize gain or loss upon the sale, exchange or maturity of its notes in an amount equal to the difference between the amount realized at such time and the U.S. Holder’s tax basis in its notes (generally the amount paid for the notes). Such gain or loss generally should be long-term capital gain or loss if the notes have been held for more than one year. For notes with a term of one year or less, such gain or loss will be short-term capital gain or loss.

If the notes provide for interest payments, a U.S. Holder will treat any interest payment received in respect of a note as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-10